UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 26, 2011 (January 24, 2011)

THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 24, 2011, The Brink’s Company (the “Company”), as issuer, Pittston Services Group Inc., Brink’s Holding Company and Brink’s, Incorporated, as subsidiary guarantors (collectively, the “Guarantors”), entered into a note purchase agreement (the “Agreement”) with the purchasers party thereto pursuant to which the Company issued and sold (i) $50,000,000 aggregate principal amount of the Company’s 4.57% Guaranteed Senior Unsecured Notes, Series A, due January 24, 2021 (the “Series A Notes”) and (ii) $50,000,000 aggregate principal amount of the Company’s 5.20% Guaranteed Senior Unsecured Notes, Series B, due January 24, 2021 (the “Series B Notes” and, together with the Series A Notes, the “Notes”).  The Company’s obligations under the Agreement and the Notes are unsecured and are guaranteed by the Guarantors.  The Company intends to apply the proceeds of the sale of the Notes to the repayment of existing debt and general corporate purposes of the Company and its subsidiaries.

The Notes were sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes have not been and will not be registered for sale or resale under the Securities Act and may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act.  This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Interest on the Notes accrues at a fixed rate equal to 4.57% per annum for the Series A Notes and 5.20% per annum for the Series B Notes and is payable semiannually on January 24 and July 24 of each year, commencing on July 24, 2011.  The Company must prepay a portion of the outstanding principal amount of the Series A Notes annually on each January 24, commencing on January 24, 2015 and continuing to and including January 24, 2020, with the remaining outstanding principal balance of the Series A Notes due at maturity.  The entire unpaid principal amount of the Series B Notes is due at maturity.  The Company may prepay the Notes, in whole or in part, at any time, in an amount not less than 10% of the aggregate principal amount of the Notes outstanding at such time, at par, plus a Make-Whole Amount (as defined in the Agreement) with respect to the principal amount so prepaid.  Upon the occurrence of a Change in Control (as defined in the Agreement), the Company must offer to prepay all of the then outstanding Notes, at par.

The Agreement contains representations, warranties, terms and conditions customary for transactions of this type.  These include covenants limiting the Company’s and its subsidiaries’ ability to (1) incur liens on its assets, (2) dispose of any Restricted Subsidiary (as defined in the Agreement), whether through a sale of the capital stock, dissolution, merger or sale of all or substantially all of the assets of such Restricted Subsidiary, (3) enter into certain transactions with affiliates, (4) make certain acquisitions, (5) enter into sale and leaseback transactions, (6) engage in a substantially different line of business, (7) purchase or carry margin stock, or use proceeds or enter into transactions that violate Regulation T, U or X of the Board (as defined in the Agreement), (8) enter into or permit Hedging Agreements (as defined in the Agreement), (9) make certain investments and (10) make Asset Dispositions (as defined in the Agreement).

The Agreement also contains financial covenants that require the Company not to permit (i) its Leverage Ratio (as defined in the Agreement) as of the end of each fiscal quarter to exceed 60% or (ii) its Interest Coverage Ratio (as defined in the Agreement) as of the end of each fiscal quarter to be less than 3.00 to 1.00.  Additionally, the Agreement contains covenants (i) prohibiting the Company from incurring Consolidated Debt (as defined in the Agreement) in an aggregate amount exceeding $950 million at any time outstanding and (ii) prohibiting the Company from permitting Priority Debt (as defined in the Agreement) to exceed 15% of Consolidated Total Assets (as defined in the Agreement) determined as of the most recently ended fiscal quarter.

The Agreement contains certain events of default, including (1) failure to pay principal or interest on any Note or the Make-Whole Amount when due, (2) material incorrectness of representations and warranties when made, (3) breach of covenants, (4) failure to pay principal or interest on any other debt that equals or exceeds $50 million when due, (5) default on any other debt that equals or exceeds $50 million that causes an acceleration of such debt, (6) bankruptcy and insolvency events and (7) entry by a court of one or more judgments against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of $50 million that remain unbonded, undischarged or unstayed for a certain number of days after the entry thereof.  If any event of default occurs and is not cured within applicable grace periods set forth in the Agreement or waived, the outstanding principal amount of all Notes could become due and immediately payable.

This description of the Agreement is not complete and is qualified in its entirety by reference to the entire Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.		Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Note Purchase Agreement, dated as of January 24, 2011, among The Brink’s Company, Pittston Services Group Inc., Brink’s Holding Company, Brink’s, Incorporated, and the purchasers party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY
(Registrant)

Date: January 26, 2011	By:	/s/ McAlister C. Marshall, II
McAlister C. Marshall, II Vice President

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Note Purchase Agreement, dated as of January 24, 2011, among The Brink’s Company, Pittston Services Group Inc., Brink’s Holding Company, Brink’s, Incorporated, and the purchasers party thereto.